Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports Fourth Quarter and 2008 Financial Results

CHICAGO (February 24, 2009) — Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today announced financial results for the fourth quarter and year ended December 31, 2008.

Fourth Quarter 2008 Results

Consolidated net revenue of $134.9 million declined 12.1 percent from $153.6 million in the 2007 fourth quarter. On a constant currency basis, net revenue declined approximately 6 percent. Net revenue decreased 14.7 percent in the Americas, decreased 16.1 percent in Europe (approximately 3 percent on a constant currency basis), and increased 9.2 percent in the Asia Pacific region (approximately 18 percent on a constant currency basis).

The number of executive searches confirmed in the quarter decreased 16.9 percent compared to the 2007 fourth quarter and decreased 23.1 percent compared to the 2008 third quarter. The number of consultants at December 31, 2008 was 419, compared to 386 as of December 31, 2007, and 416 as of September 30, 2008. Productivity, as measured by annualized revenue per executive search consultant, was $1.2 million compared to $1.5 million in the 2007 fourth quarter. The average fee per executive search was $141,300, compared to $131,700 in last year’s fourth quarter.

Chief Executive Officer L. Kevin Kelly said, “Our fourth quarter results reflect further deterioration in economies around the world, which resulted in slower hiring decisions in every region and in almost every industry practice. We continued to benefit from expense reductions as a result of cost-cutting initiatives adopted earlier in the year, but they could not fully offset the decline in net revenue.”

Consolidated salaries and employee benefits declined 4.4 percent to $98.8 million, from $103.3 million in the comparable quarter of 2007. This decrease primarily reflects a decline in discretionary cash bonus expense, offset by higher fixed expenses associated with the year-over-year increase in consultants and search support staff. Salaries and employee benefits as a percentage of net revenue were 73.2 percent for the quarter, compared to 67.3 percent in the 2007 fourth quarter.

Consolidated general and administrative expenses were $31.0 million, down 3.3 percent from $32.1 million reported in the comparable prior-year period. The decline reflects the positive impact of cost savings initiatives and a reduction of professional fees compared to last year’s fourth quarter, offset by an increase in bad debt expense in the 2008 fourth quarter. As a percentage of net revenue, consolidated general and administrative expenses were 23.0 percent, compared to 20.9 percent in the 2007 fourth quarter.

Operating income decreased 71.8 percent to $5.1 million from 2007 fourth quarter operating income of $18.2 million. The operating margin (measured as a percentage of net revenue) was 3.8 percent, compared to 11.9 percent in the 2007 fourth quarter.

Net income was $5.3 million and diluted earnings per share were $0.30, reflecting an effective tax rate in the quarter of 27.9 percent. The lower rate in the fourth quarter reflects the favorable settlement of a European tax audit and the release of tax reserves associated with the expiration of statutes of limitations for prior years. These results compare to net income in the 2007 fourth quarter of $9.2 million and diluted earnings per share of $0.49, which reflected an effective tax rate in the quarter of 55.3 percent after discrete items which included a charge related to the company’s tax planning strategy to incorporate its UK branch.

Net cash generated by operating activities was $65.7 million, compared to $84.1 million in the 2007 fourth quarter. Cash and cash equivalents at December 31, 2008 were $234.5 million, compared to $183.0 million at September 30, 2008 and compared to cash and cash equivalents and short-term investments of $282.9 million at December 31, 2007.

Regional Review for the 2008 Fourth Quarter

Net revenue in the Americas of $68.2 million decreased 14.7 percent from the fourth quarter of 2007. Operating income of $7.5 million decreased 47.1 percent year over year, and the operating margin was 11.0 percent compared to 17.8 percent in the 2007 fourth quarter. The decrease in operating income and the resulting operating margin is primarily due to the decline in net revenue, but also an increase in fixed salaries and employee benefits expense for search support staff. Consultant headcount in the Americas was 205 at December 31, 2008 compared to 204 at December 31, 2007 and 211 at September 30, 2008.

In Europe, net revenue of $45.3 million decreased 16.1 percent from the prior-year quarter, and on a constant currency basis it declined approximately 3 percent. Operating income decreased 63.4 percent to $3.6 million and the operating margin was 8.0 percent compared to 18.2 percent in the 2007 fourth quarter. Lower operating income and the resulting operating margin reflect the decline in net revenue, higher salaries & employee benefits expense, and higher bad debt expense in the quarter. Consultant headcount in Europe was 127 at December 31, 2008 compared to 121 at December 31, 2007 and 129 at September 30, 2008.

In Asia Pacific, net revenue of $21.4 million increased 9.2 percent year over year, and on a constant currency basis increased approximately 18 percent. Operating income of $0.6 million decreased 60.4 percent year over year and the operating margin was 2.7 percent compared to 7.3 percent in the 2007 fourth quarter. Despite an increase in net revenue and a reduction in professional fees compared to last year’s fourth quarter, operating income and the resulting operating margin were negatively impacted by higher fixed salaries and employee benefits expense associated with increasing consultant headcount and search support staff throughout the year. Consultant headcount in Asia Pacific was 87 at December 31, 2008, compared to 61 at December 31, 2007 and 76 at September 30, 2008.

2008 Results

For the year ended December 31, 2008, consolidated net revenue of $615.9 million declined 0.6% from $619.7 million in 2007. On a constant currency basis, net revenue declined approximately 2 percent. Net revenue declined 5.7 percent in the Americas, 2.9 percent in Europe (approximately 4 percent on a constant currency basis) and increased 27.3 percent in Asia Pacific (approximately 24 percent on a constant currency basis.)

There were 4,812 confirmed executive searches in 2008, a 5.7 percent decline compared to 5,102 in 2007. Revenue growth achieved by the Technology, Life Sciences, Industrial, Education/Non-for Profit, and Business & Professional Services industry practice groups was offset by declines in Financial Services and Consumer practice groups. Productivity, as measured by annualized revenue per executive search consultant, was $1.4 million in 2008 compared to $1.5 million in 2007, and the average fee per executive search was $122,600, compared to $114,900 in 2007.

Operating income in 2008 was $55.5 million, representing an operating margin of 9.0 percent, compared to operating income in 2007 of $79.5 million and an operating margin of 12.8 percent. Net income in 2008 was $39.1 million, and diluted earnings per share were $2.20, reflecting an effective tax rate of 37.2 percent. In 2007, net income was $56.5 million and diluted earnings per share were $2.97, reflecting an effective tax rate of 35.2 percent.

Net cash provided by operating activities was $51.4 million in 2008, compared to $112.9 million in 2007. In 2008, the company repurchased 1,545,967 shares of its common stock at an average price of $30.06 per share for a total cost of $46.5 million, and paid quarterly cash dividends totaling $8.8 million.

Current 2009 Outlook

The company currently forecasts net revenue in the range of $450 million to $500 million and an operating margin of between zero and 5 percent for the year ending December 31, 2009. However, continued macroeconomic uncertainty and unprecedented volatility in the capital markets could cause the company’s current forecasts to change materially during 2009.

Kelly added, “Although the timing is unclear, we are confident that organizations will actively reengage in the process of adding to or upgrading their management teams in the future and we are investing in Heidrick & Struggles in order to be their leadership advisory firm of choice. We are continuously focused on ways to grow and strengthen our search capabilities, but want to become just as successful at helping our clients develop and retain their senior talent. While positioning the company to take advantage of improving market conditions in the future, we are vigilant about achieving further improvements in our cost structure. In addition to the restructuring we announced in January, including a global headcount reduction of approximately 12 percent, we will be taking actions in 2009 towards our long-term goal to cut real estate expenses and support costs by approximately 30%.”

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review fourth quarter and 2008 results today, February 24, at 9:00 am central time. Participants may access the company’s call and supporting slides at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; further declines in the global economy and our ability to execute successfully through business cycles; the timing, speed or robustness of any future economic recovery; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to realize our tax loss carryforwards; the timing of the establishment or reversal of valuation allowance on deferred tax assets; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; delays in the development and/or implementation of new technology and systems; and, the ability to meet and achieve the expected savings resulting from cost-reduction initiatives and restructuring activities. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Contacts

Investors & Analysts:

Julie Creed, VP, Investor Relations: +1 312 496 1774 or jcreed@heidrick.com

Media:

Caroline Lomot, Director, Communications: +1 212 551 3418 or clomot@heidrick.com

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		$ Change	% Change
	2008	2007
Revenue:
Revenue before reimbursements (net revenue)	$134,929	$153,574	$(18,645)	-12.1%
Reimbursements	6,848	8,137	(1,289)	-15.8%

Total revenue	141,777	161,711	(19,934)	-12.3%

Operating expenses:
Salaries and employee benefits	98,771	103,295	(4,524)	-4.4%
General and administrative expenses	31,022	32,071	(1,049)	-3.3%
Reimbursed expenses	6,848	8,137	(1,289)	-15.8%

Total operating expenses	136,641	143,503	(6,862)	-4.8%

Operating income	5,136	18,208	(13,072)	-71.8%

Non-operating income (expense):
Interest income, net	976	2,526
Other, net	1,219	(61)

Net non-operating income	2,195	2,465

Income before income taxes	7,331	20,673

Provision for income taxes	2,048	11,437

Net income	$5,283	$9,236

Basic weighted average common shares outstanding	16,359	17,546
Diluted weighted average common shares outstanding	17,388	18,749
Basic earnings per common share	$0.32	$0.53
Diluted earnings per common share	$0.30	$0.49
Salaries and employee benefits as a percentage of net revenue	73.2%	67.3%
General and administrative expense as a percentage of net revenue	23.0%	20.9%
Operating income as a percentage of net revenue	3.8%	11.9%
Effective tax rate	27.9%	55.3%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Three Months Ended December 31,
	2008	2007	$ Change	% Change	2008 Margin *	2007 Margin *
Revenue:
Americas	$68,229	$79,964	$(11,735)	-14.7%
Europe	45,346	54,052	(8,706)	-16.1%
Asia Pacific	21,354	19,558	1,796	9.2%

Revenue before reimbursements (net revenue)	134,929	153,574	(18,645)	-12.1%
Reimbursements	6,848	8,137	(1,289)	-15.8%

Total revenue	$141,777	$161,711	$(19,934)	-12.3%

Operating Income:
Americas	$7,512	$14,206	$(6,694)	-47.1%	11.0%	17.8%
Europe	3,607	9,859	(6,252)	-63.4%	8.0%	18.2%
Asia Pacific	567	1,433	(866)	-60.4%	2.7%	7.3%

Total regions	11,686	25,498	(13,812)	-54.2%	8.7%	16.6%
Corporate	(6,550)	(7,290)	740	10.2%

Operating income	$5,136	$18,208	$(13,072)	-71.8%	3.8%	11.9%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Twelve Months Ended December 31,
	2008	2007	$ Change	% Change
	(Unaudited)
Revenue:
Revenue before reimbursements (net revenue)	$615,904	$619,654	$(3,750)	-0.6%
Reimbursements	28,956	28,612	344	1.2%

Total revenue	644,860	648,266	(3,406)	-0.5%

Operating expenses:
Salaries and employee benefits	435,306	418,952	16,354	3.9%
General and administrative expenses	125,061	121,198	3,863	3.2%
Reimbursed expenses	28,956	28,612	344	1.2%

Total operating expenses	589,323	568,762	20,561	3.6%

Operating income	55,537	79,504	(23,967)	-30.1%

Non-operating income (expense):
Interest income, net	5,103	8,035
Other, net	1,613	(404)

Net non-operating income	6,716	7,631

Income before income taxes	62,253	87,135

Provision for income taxes	23,179	30,672

Net income	$39,074	$56,463

Basic weighted average common shares outstanding	16,747	17,854
Diluted weighted average common shares outstanding	17,727	18,984
Basic earnings per common share	$2.33	$3.16
Diluted earnings per common share	$2.20	$2.97
Salaries and employee benefits as a percentage of net revenue	70.7%	67.6%
General and administrative expense as a percentage of net revenue	20.3%	19.6%
Operating income as a percentage of net revenue	9.0%	12.8%
Effective tax rate	37.2%	35.2%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Twelve Months Ended December 31,
	2008	2007	$ Change	% Change	2008 Margin *	2007 Margin *
Revenue:
Americas	$314,412	$333,561	$(19,149)	-5.7%
Europe	201,462	207,504	(6,042)	-2.9%
Asia Pacific	100,030	78,589	21,441	27.3%

Revenue before reimbursements (net revenue)	615,904	619,654	(3,750)	-0.6%
Reimbursements	28,956	28,612	344	1.2%

Total revenue	$644,860	$648,266	$(3,406)	-0.5%

Operating Income:
Americas	$45,783	$67,480	$(21,697)	-32.2%	14.6%	20.2%
Europe	24,479	31,865	(7,386)	-23.2%	12.2%	15.4%
Asia Pacific	15,351	15,946	(595)	-3.7%	15.3%	20.3%

Total regions	85,613	115,291	(29,678)	-25.7%	13.9%	18.6%
Corporate	(30,076)	(35,787)	5,711	16.0%

Operating income	$55,537	$79,504	$(23,967)	-30.1%	9.0%	12.8%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2008	December 31, 2007
	(Unaudited)
Current assets:
Cash and cash equivalents	$234,531	$260,580
Short-term investments	—	22,275
Accounts receivable, net	68,233	82,240
Other receivables	8,586	5,868
Prepaid expenses	19,520	15,026
Other current assets	1,788	1,419
Income taxes recoverable, net	7,719	—
Deferred income taxes, net	13,893	15,290

Total current assets	354,270	402,698

Non-current assets:
Property and equipment, net	28,172	18,730
Restricted cash	9,655	9,826
Assets designated for retirement and pension plans	24,973	26,067
Investments	12,594	7,832
Other non-current assets	7,203	6,296
Goodwill	101,234	84,217
Other intangible assets, net	13,543	15,363
Deferred income taxes, net	35,313	45,855

Total non-current assets	232,687	214,186

Total assets	$586,957	$616,884

Current liabilities:
Accounts payable	$11,977	$8,699
Accrued salaries and employee benefits	163,695	197,954
Other current liabilities	51,723	47,189
Income taxes payable, net	—	995

Total current liabilities	227,395	254,837

Non-current liabilities:
Retirement and pension plans	27,503	28,831
Other non-current liabilities	25,755	23,416

Total non-current liabilities	53,258	52,247

Stockholders’ equity	306,304	309,800

Total liabilities and stockholders’ equity	$586,957	$616,884

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended December 31,
	2008	2007
Cash flows from operating activities:
Net income	$5,283	$9,236
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,476	2,927
Deferred income taxes	6,494	(12,497)
Net realized and unrealized gains on equity and warrant portfolio	70	15
Stock-based compensation expense, net	6,005	5,018
Cash paid for restructuring charges	(720)	(791)
Other, net	—	(1,115)
Changes in assets and liabilities, net of effects of acquisitions:
Trade and other receivables	32,059	32,713
Accounts payable	(36)	1,314
Accrued expenses	21,807	33,953
Income taxes recoverable (payable), net	(6,007)	13,199
Retirement and pension plan assets and liabilities	(2,608)	(3,241)
Prepayments	398	(749)
Other assets and liabilities, net	436	4,072

Net cash provided by operating activities	65,657	84,054

Cash flows from investing activities:
Restricted cash	(9)	(649)
Acquisition of businesses, net of cash acquired	(146)	—
Capital expenditures	(5,474)	(1,937)
Purchases of cost and equity method investments	(2,812)	(2,172)
Proceeds from sales of equity securities	18	93
Payments to consultants related to sales of equity securities	(104)	(74)
Proceeds from sales of short-term investments	—	87,550
Purchases of short-term investments	—	(40,575)
Other, net	(3)	16

Net cash provided by (used in) investing activities	(8,530)	42,252

Cash flows from financing activities:
Proceeds from stock options exercised	67	128
Purchases of treasury stock	(1,033)	(13,336)
Excess tax benefits related to stock-based compensation	—	(198)
Cash dividends paid	(2,127)	(2,295)
Payment of employee tax withholdings from equity transactions	(409)	(488)

Net cash used in financing activities	(3,502)	(16,189)

Effect of foreign currency exchange rates on cash and cash equivalents	(2,117)	1,469

Net increase in cash and cash equivalents	51,508	111,586
Cash and cash equivalents at beginning of period	183,023	148,994

Cash and cash equivalents at end of period	$234,531	$260,580

Supplemental schedule of noncash financing activities:
Beginning of period—Accrued treasury stock purchases	$1,033	$1,311
Treasury stock purchases	—	13,630
Cash paid for treasury stock purchases	(1,033)	(13,336)

Accrued treasury stock purchases	$—	$1,605

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Twelve Months Ended December 31,
	2008	2007
	(Unaudited)
Cash flows from operating activities:
Net income	$39,074	$56,463
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,544	11,279
Impairment of intangible assets	—	1,029
Deferred income taxes	11,960	(21,990)
Net realized and unrealized losses on equity and warrant portfolio	42	116
Stock-based compensation expense, net	24,772	30,689
Cash paid for restructuring charges	(2,841)	(3,294)
Other, net	—	(1,115)
Changes in assets and liabilities, net of effects of acquisitions:
Trade and other receivables	2,925	4,244
Accounts payable	(349)	(311)
Accrued expenses	(13,549)	41,986
Income taxes recoverable (payable), net	(10,061)	2,143
Retirement and pension plan assets and liabilities	(2,642)	(3,230)
Prepayments	(5,696)	(4,792)
Other assets and liabilities, net	(2,788)	(298)

Net cash provided by operating activities	51,391	112,919

Cash flows from investing activities:
Restricted cash	129	(1,840)
Acquisition of businesses, net of cash acquired	(14,801)	(1,277)
Capital expenditures	(13,402)	(7,998)
Purchases of cost and equity method investments	(2,812)	(2,172)
Proceeds from sales of equity securities	797	444
Payments to consultants related to sales of equity securities	(333)	(219)
Proceeds from sales of short-term investments	22,275	207,075
Purchases of short-term investments	—	(155,975)
Proceeds from sale of a business, net	1,559	—
Other, net	5	16

Net cash provided by (used in) investing activities	(6,583)	38,054

Cash flows from financing activities:
Proceeds from stock options exercised	897	19,353
Purchases of treasury stock	(48,071)	(67,752)
Excess tax benefits related to stock-based compensation	—	7,977
Cash dividends paid	(8,750)	(2,295)
Payment of employee tax withholdings from equity transactions	(8,764)	(4,978)

Net cash used in financing activities	(64,688)	(47,695)

Effect of foreign currency exchange rates on cash and cash equivalents	(6,169)	9,862

Net increase (decrease) in cash and cash equivalents	(26,049)	113,140
Cash and cash equivalents at beginning of period	260,580	147,440

Cash and cash equivalents at end of period	$234,531	$260,580

Supplemental schedule of noncash financing activities:
Beginning of period—Accrued treasury stock purchases	$1,605	$—
Treasury stock purchases	46,466	69,357
Cash paid for treasury stock purchases	(48,071)	(67,752)

Accrued treasury stock purchases	$—	$1,605